SUPPLEMENT TO SHAREHOLDER AGREEMENT
                      -----------------------------------


                                                                   July 25, 1995

     In conjunction with the execution of the Shareholder Agreement by and among Interstate Bakeries Corporation (`IBC''), Ralston Purina Company and VCS
Holding Company of even date herewith (the `Shareholder Agreement''), subject to the restriction in the following paragraphs, it is agreed by the parties hereto that officers, directors and employees of Ralston who are or would be deemed to be Affiliates of Ralston under the Shareholder Agreement will be allowed to acquire IBC Securities during the term of the Shareholder Agreement without Ralston violating Sections 2.1(a) or 2.1(b) of the Shareholder Agreement.

     The preceding paragraph is subject to the restriction that under no circumstances during the term of the Shareholder Agreement shall IBC Securities acquired in reliance hereof by such officers, directors or employees who are or would be deemed to be Affiliates result in such individuals owning in the aggregate, at any time during the term of the Shareholder Agreement, more than 2% of the total outstanding shares of the IBC Securities. In addition, any acquisitions of IBC Securities by such officers, directors and employees in reliance hereof shall not be made at the discretion of or in concert with Ralston.

     Ralston shall be under no obligation to attempt to prevent such individuals from independently acquiring IBC Securities unless Ralston becomes aware by any means, including notification by IBC, that a proposed purchase would result in the 2% threshold being exceeded. In the event that Ralston becomes aware or is notified by IBC that the 2% threshold has been exceeded at any time during the term of the Shareholder Agreement, then Ralston will use its reasonable best efforts to cause the individual or individuals who last purchased IBC Securities which resulted in the 2% threshold being exceeded to divest a sufficient number of shares of IBC Securities so as to decrease the aggregate ownership of all of


Supplement to Shareholder Agreement
Page 2
such officers, directors and employees below the 2% threshold. Ralston shall further request such officers, directors and employees to refrain from purchasing such IBC Securities until such time that IBC has notified Ralston that the risk of exceeding the 2% threshold has sufficiently diminished.

     If the Chief Executive Officer of IBC notifies RPC that the number of shares of IBC Securities owned by such officers, directors and employees who are or would be deemed to be Affiliates of Ralston continues to exceed the 2% threshold, whether on a continuous or recurrent basis, then Ralston shall immediately take such action necessary (including the delivery of one of its Demand Notices) to divest at least that number of shares of IBC Securities equal to the greatest number of shares owned by such officers, directors and employees who would be deemed to be Affiliates in excess of the 2% threshold in the prior 60 days.




     Nothing herein shall be deemed a modification or amendment of any of the definitions of the Shareholder Agreement. Except for the consent of IBC to the purchase of IBC Securities by Persons who are or would be deemed to be Affiliates of Ralston, none of the other terms or provisions of the Shareholder Agreement are amended or modified hereby. Nothing herein shall be deemed to be a pre-approval by IBC or its Board of Directors of any purchases of IBC Securities by such officers, directors or employees for purposes of Section 203 of the Delaware General Corporation Law or Article NINTH of the Certificate of Incorporation of IBC, as amended.


                         INTERSTATE BAKERIES CORPORATION


Supplement to Shareholder Agreement
Page 2


                         By:  P. E. Yarick
                              ------------------------------------------------
                              Its Vice President


                         RALSTON PURINA COMPANY


                         By:  J. M. Neville
                              --------------------------------------------------
                              Its General Counsel, Vice President
                              and Secretary


                         VCS HOLDING COMPANY


                         By:  T. L. Grosch
                              --------------------------------------------------
                              Its Secretary


Supplement to Shareholder Agreement
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